Exhibit 10.14

Agreement Form Revised 2-13-18
INDEPENDENT BANK CORP. CHIEF EXECUTIVE OFFICER
PERFORMANCE BASED RESTRICTED STOCK AGREEMENT

Notification and Acceptance of Performance Based Restricted Stock Award
The Independent Bank Corp. 2005 Employee Stock Plan, as amended and restated (the “Plan”), permits the granting of Restricted Stock Awards to employees of Independent Bank Corp. (the “Company”) and its subsidiaries who are expected to contribute to the Company’s future growth. The Company greatly appreciates your ongoing efforts, and believes that you will contribute to the Company’s future success. The Company is therefore extremely pleased to offer you the following Performance Based Restricted Stock Award:

Effective Date of Agreement	{GRANT DATE}
Employee Name And Residential Address:	{NAME} {ADDRESS}
Restricted Shares: Number of shares of common stock awarded subject to the terms and conditions of this Performance Based Restricted Stock Agreement	{SHARES GRANTED} shares of the Company’s common stock
Performance Period	{PERFORMANCE PERIOD}
Vesting Date
The earlier of: the date after the Performance Period on which the Board of Directors or Compensation Committee determines if the performance goal has been achieved; or, March 31, {YEAR AFTER END OF PERFORMANCE PERIOD}.

Vesting Period	Period of time from the Effective Date through the Vesting Date (or such earlier date that the Restricted Shares become vested or forfeited in accordance with the terms of the Agreement)

This Performance Based Restricted Stock Award is subject to the terms and conditions of the Agreement set forth below (the “Agreement”). By clicking “ACCEPT” in the Certent software system you both accept this Performance Based Restricted Stock Award and acknowledge that you have read, understand, and accept the terms and conditions of this Agreement.

Performance Based Restricted Stock Agreement

The Company agrees to issue to the employee named above (the “Employee”) the number of shares of the Company’s common stock (collectively, the “Restricted Shares”) set forth above subject to the terms and conditions of the Plan and this Agreement, as follows:
Section 1.     Issuance of Common Stock to Employee.
(a)Consideration. The Employee shall not be required to pay any consideration to the Company for the Restricted Shares.
(b)Issuance of Shares. After receiving a signed original of this Agreement back from the Employee the Company shall act with reasonable speed to either cause to be issued a certificate or certificates for the Restricted Shares, which shall be registered in the name of the Employee (or in the names of Employee and the Employee’s spouse as community property or as joint tenants with right of survivorship), or shall direct the Company’s transfer agent to make entries in its records for the Restricted Shares that are equivalent to issuance of a certificate or certificates to the Employee. The Company shall cause the Restricted Shares to be deposited in escrow in accordance with this Agreement. The issuance of the Restricted Shares shall occur at the offices of the Company or at such other place and time as the parties may agree.
(c)Escrow. Upon issuance, the certificate(s) for the Restricted Shares shall be deposited by the Employee with the Company, the Company’s stock transfer agent, and/or the Company’s other agent, together with a stock power endorsed in blank to be held in escrow in accordance with the provisions of this Agreement for the Vesting Period. Alternatively, if actual certificates for the Restricted Shares are not issued the Company shall direct its stock transfer agent to make entries in its records for the Restricted Shares to reflect that they are being held in escrow for the Vesting Period. Prior to vesting, the Employee shall not be entitled to vote the Restricted Shares or to receive for the Restricted Shares any cash dividends paid by the Company to holders of its common stock The Restricted Shares shall (i) automatically revert to the Company for cancellation without any payment by the Company to the Employee in the event the Restricted Shares are forfeited in accordance with the terms of this Agreement or, (ii) subject to achievement of the performance goal set forth in this Agreement, be released to the Employee upon the lapse of the Vesting Period, when they are no longer Restricted Shares.
(d)Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to the Employee from the Company or any of its subsidiaries any federal, state or local taxes of any kind required by law to be withheld due to vesting of the Restricted Shares. The Employee may pay any taxes owed due to the vesting of the Restricted Shares in cash. The Employee may elect to satisfy withholding obligations, in whole or in part, (a) by directing the Company to retain vested Restricted Shares otherwise issuable to the Employee pursuant to this Agreement or (b) by delivering to the Company shares of the Company’s common stock already owned by the Employee. Any shares so delivered or retained shall have a fair market value that is at least equal to the withholding obligation. The fair market value of any shares used to satisfy a withholding obligation shall be determined in accordance with the terms of the Plan as of the Vesting Date. The Employee may only satisfy a withholding obligation with shares of the Company’s common stock which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Notwithstanding the foregoing, in the case of a Reporting Person (as defined in the Plan), no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of SEC Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).
(e)Plan and Defined Terms. The issuance of the Restricted Shares pursuant to this Agreement is in all respects subject to the terms, conditions, and definitions of the Plan, which are incorporated in this Agreement by reference. The Employee accepts the Restricted Shares subject to the terms and conditions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board of Directors (or a Committee of the Board of Directors, if applicable) shall be final, binding, and conclusive upon the Employee and his or her permitted heirs, executors, administrators, successors and assigns. Capitalized defined terms in this Agreement shall have the meaning assigned to them in the Plan unless they are specifically defined in this Agreement.
Section 1.Vesting.
(a)Vesting. Except as otherwise set forth in this Section 2 and in Section 4 below, the Restricted Shares shall vest on the Vesting Date subject to achievement of the performance goal described in Exhibit A to this Agreement and subject to the Employee’s continuous employment through the Vesting Date.
(b)Accelerated Vesting at Company’s Discretion. The Board of Directors (or a Committee of the Board of Directors, if applicable) may, in its sole and absolute discretion, accelerate the vesting of the Restricted Shares by providing a written notice of accelerated vesting to the Employee.

(c)Vesting In The Event of Death, Permanent and Total Disability, or Retirement. If, prior to the Vesting Date, the Employee dies or the employment of the Employee is terminated on the account of permanent and total disability as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, or the employment of the Employee ceases as a result of the Employee’s retirement from the Company and/or its subsidiaries, the Restricted Shares shall vest in the Employee or his/her heirs on the Vesting Date in the number of shares equal to the total number of Restricted Shares earned under this Agreement based on achievement of the performance goal described in Exhibit A multiplied by a fraction, the numerator of which is the total number of days the Employee was employed by the Company during the Performance Period and the denominator of which is the total number of days in the Performance Period, rounded to the nearest whole share. By way of example, if the Employee was continuously employed by the Company for two out of three years of the Performance Period, he would be entitled on the Vesting Date to vest in two-thirds of the amount of Restricted Shares earned based on achievement of the performance goal described in Exhibit A to this Agreement. For purposes of this Agreement, the determination as to whether an Employee has ceased employment with the Company due to “retirement” shall be in the sole discretion of the Board of Directors.
(d)Vesting In The Event of Termination Without Cause; Resignation for Good Reason. If prior to the Vesting Date, either (A) the Company terminates the Employee’s employment without Cause (as defined in Section 4(b)) or (B) the Employee resigns for Good Reason (as defined in Section 4(c)) from the Company, the Employee shall vest in the number of shares equal to the total number of Restricted Shares earned under this Agreement based on achievement of the performance goal described in Exhibit A multiplied by a fraction, the numerator of which is the total number of days the Employee was employed by the Company during the Performance Period and the denominator of which is the total number of days in the Performance Period, rounded to the nearest whole share. By way of example, if the Employee was continuously employed by the Company for two out of three years of the Performance Period, he would be entitled on the Vesting Date to vest in two-thirds of the amount of Restricted Shares earned based on achievement of the performance goal described in Exhibit A to this Agreement.
(e)Accelerated Vesting In The Event of A Change In Control.
(i)If a “Change of Control” of the Company occurs prior to the Vesting Date the Employee shall fully and immediately vest in the Restricted Shares as of the effective date of the Change of Control without regard to performance achievement. A “Change of Control” shall be deemed to have occurred if, subsequent to the Effective Date and during the Vesting Period (A) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s or the Rockland Trust Company’s (“Rockland”) then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or Rockland); or (B) during any period of two (2) consecutive years following the date hereof, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Incumbent Directors”) cease, at any time during such two (2) year period, for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the beginning of any such two (2) year period shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (x) a vote of at least a majority of the Incumbent Directors or (y) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or (C) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or (D) the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) of this Section 2(e)(i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A) of this Section 2(e)(i).
(ii)In the event any Restricted Shares would otherwise vest pursuant to Section 2(e) hereof and the Change of Control pursuant to which the Restricted Shares would vest is an event described in Section 280G(b)(2)(A)(i)(II) of the Code, notwithstanding anything to the contrary contained herein, then in lieu of vesting, such Restricted Shares shall be cancelled and the Company shall pay the Employee therefor an amount equal to the fair market value (as defined in the Plan) of the shares of common stock as of the date of the Change of Control; provided, however, that such Change in Control must also satisfy the definition of “change in control” set forth in Treasury Regulations Section 1.409A-3(i)(5) for a payment to be made under this Section. Any payment hereunder shall be made to Employee in cash no more than thirty (30) days after the date of the Change in Control.
The Employee is party to an employment agreement with the Company and/or one or more of its subsidiaries. The Employee’s rights under that employment agreement are in addition to any rights conferred on the Employee by this Agreement.
Section 2.No Transfer or Assignment of Restricted Shares. The Employee shall not, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), sell, dispose of, assign, encumber, pledge, gift or otherwise transfer any of the Restricted Shares prior to vesting, other than (a) pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3), (b) by will or the laws of intestacy.
Section 3.Forfeiture Of Employee Rights In Restricted Shares If Terminated For Cause or Upon Resignation Without Good Reason
(a)Notwithstanding anything contained in the Plan to the contrary, the Employee’s rights to vest in the Restricted Shares pursuant to this Agreement shall be forfeited if prior to the Vesting Date the Employee’s employment is terminated by the Company (including for purposes of this Section 4(a), any of the Company’s subsidiaries) for Cause, as defined below in Section 4(b) or if the Employee resigns from his/her employment for any reason other than for Good Reason, as defined below in Section 4(c), or retirement as determined in accordance with Section 2(c).
(b)    Termination for “Cause” shall mean the Company’s termination of the Employee’s service with the Company at any time because the Employee has: (A) refused or failed, in any material respect (other than due to illness, injury or absence authorized by the Company or required by law) to devote his/her full normal working time, skills, knowledge, and abilities to the business of the Company and its subsidiaries and affiliates, and in promotion of their respective interests pursuant to the Employee’s employment agreement; or (B) engaged in (1) activities involving his/her personal profit as a result of his/her dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation or breach of fiduciary duty, or (2) dishonest activities involving the Employee’s relations with the Company and its subsidiaries and affiliates or any of their respective employees, customers or suppliers; or (C) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company or customer funds in the course of his/her employment; or (D) been convicted of any crime or committed any act abhorrent to the community which reasonably could affect in a materially adverse manner the reputation of the Company or its subsidiaries and affiliates the Company or the Employee’s ability to perform the duties required under the Employee’s employment agreement; or (E) committed an act involving gross negligence on the part of the Employee in the conduct of his/her duties under the Employee’s employment agreement; or (F) evidenced a drug addiction or dependency; or (G) materially breached the Employee’s employment agreement; provided, however, that, in the case of any termination pursuant to clauses (A), (E),(F) or (G) above, the Company shall give the Employee thirty (30) business days’ written notice thereof, an opportunity to cure within such thirty (30) day period, and a reasonable opportunity to be heard by the Board to show just cause for his/her actions, and to have the Compensation Committee of the Board, in its discretion, reverse or rescind the prior action of the Board under the clause(s).
(c)    Resignation for “Good Reason” shall mean the resignation of the Employee after (A) the Company or its subsidiaries without the express written consent of the Employee, materially breaches any terms of any written employment agreement he/she has with the Company to the substantial detriment of the Employee; or (B) the Board, without Cause (as defined in Section 4(b) above), substantially changes the Employee’s core duties or removes the Employee’s responsibility for those core duties, so as to effectively cause the Employee to no longer be performing the duties of Chief Executive Officer and President of the Company and its subsidiaries; or (C) the Board, without Cause (as defined in Section 4(b) above), places another executive above the Employee in the Company or its subsidiaries; provided, however, that, in the case of resignation pursuant to this subsection (c), the Employee shall give the Company thirty (30) business days’ written notice thereof and, during such thirty-day period, an opportunity to cure.
Section 4.Miscellaneous Provisions.
(a)No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Employee any right to continue to serve as an employee of the Company or any of its direct or indirect subsidiaries. Nothing in this Agreement or in the Plan shall interfere with or otherwise restrict the rights of the Company or any of its subsidiaries or of the Employee to terminate the Employee’s employment with the Company or any of its subsidiaries at any time and for any reason, with or without cause.
(b)Claw Back Provision. The Employee understands and acknowledges that: the award of Restricted Shares pursuant to this Agreement is expressly subject to the Company’s Incentive Compensation Recovery Policy (the “Claw Back Policy”) and/or any revisions or amendments of the

Claw Back Policy that the Company may subsequently adopt; and, that if the Claw Back Policy is triggered the Company has the right to cancel any Restricted Shares awarded to the Employee under this Agreement if still owned by the Employee or, if the Restricted Shares are no longer owned by the Employee or the Company is otherwise unable to cancel the Shares, to recover from the Employee the value as of the Vesting Date of the Restricted Shares as and to the extent required under the Claw Back Policy.
(c)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with a nationally recognized overnight courier or (iii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at 288 Union Street, Rockland, Massachusetts 02370 or at its then principal executive office address if different, with simultaneous copies to the Human Resources Department and General Counsel of the Company, and to the Employee at the residential address set forth above or to the residential address that the Employee has most recently provided to the Company in writing if different.
(d)Entire Agreement. This Agreement, together with the Plan, constitutes the entire understanding between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
(e)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.
(f)Remedies. The Employee agrees that the Company will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants, or conditions of this Agreement by the Employee, the Company shall, in addition to all other remedies available, be entitled to a temporary or permanent injunction or other equitable relief against the Employee, without showing any actual damage, and/or a decree for specific enforcement in accordance with the provisions hereof
(g)Severability. If any provision of this Agreement is found unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect.
(h)Amendments; Waivers. This Agreement may only be amended or modified in a writing signed by the Employee and the Company. No party shall be deemed to waive any rights hereunder unless the waiver is in writing and signed by the party waiving rights. A waiver in writing on one or more occasions shall not be deemed to be a waiver for any future occasions.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
(j)Section 83(b) Tax Election. The acquisition of the Restricted Shares may result in adverse tax consequences that may be avoided or mitigated by the Employee’s filing of an election under Section 83(b) of the Code. Under Section 83 of the Code, the fair market value of the Restricted Shares on the date that any Forfeiture Restrictions applicable to the Restricted Shares lapse will be reportable as ordinary income of the Employee. The term “Forfeiture Restrictions” means, for purposes of this Agreement, the lapse of the Vesting Period. The Employee may elect under Section 83(b) of the Code to be taxed at the time the Restricted Shares are acquired by the Employee, rather than when such Restricted Shares cease to be subject to Forfeiture Restrictions. A Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the Effective Date.

The form for making a Section 83(b) election is available to be printed from the Equity Administration Solutions, Inc. software system. The Employee understands that a failure to make a

Section 83(b) election within the thirty (30) day period will result in the recognition of ordinary income when the Forfeiture Restrictions lapse.
The Employee should consult with his or her tax advisor to determine the tax consequences of acquiring the Restricted Shares and the potential advantages and potential disadvantages of filing the Section 83(b) election. The Employee acknowledges that it is his or her sole responsibility, and not that of the Company or any of its subsidiaries, to file a timely election under Section 83(b).

EXHIBIT A to
PERFORMANCE BASED RESTRICTED STOCK AGREEMENT

Performance Goal: Return On Average Tangible Common Equity

The Restricted Shares will be subject to vesting on the Vesting Date if the following levels of Return On Average Tangible Common Equity as measured against the companies in the Peer Group during the Performance Period are achieved:

•
Threshold Performance: 25% of the Restricted Shares will vest if the Company’s Return On Average Tangible Common Equity is equal to the 25th percentile of the Peer Group. If Threshold Performance is not achieved, the Employee shall not vest in any Restricted Shares.

•	Median Performance: 50% of the Restricted Shares will vest if the Company’s Return On Average Tangible Common Equity is equal to the 50th percentile of the Peer Group.

•	Maximum Performance: 100% of the Restricted Shares will vest if the Company’s Return On Average Tangible Common Equity is equal to or exceeds the 75th percentile of the Peer Group.

If Return On Average Tangible Common Equity exceeds Threshold Performance but does not equal or exceed Median Performance, the Employee shall vest in an amount of Restricted Shares on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Threshold Performance and Median Performance. If Return On Average Tangible Common Equity exceeds Median Performance but does not equal or exceed Maximum Performance, the Employee shall vest in an amount of Restricted Shares on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Median Performance and Maximum Performance.

Required Pre-Condition for Vesting of Restricted Shares: The Employee shall not vest in any of the Restricted Shares if the Tangible Book Value per share of the Company measured as of the last day of the Performance Period does not exceed the Tangible Book Value per share of the Company measured as of the first day of the Performance Period.

Definitions:

Capitalized terms in Exhibit A are either already defined in the Agreement or have the definition provided below:

“Peer Group” shall mean the companies identified as the Company’s peers in the Company’s Proxy Statement delivered to shareholders in connection with its annual meeting of shareholders held during the first year of the Performance Period. If a Peer Group company is acquired by or merged with another Peer Group company, the performance of the surviving company is tracked for the remainder of the Performance Period. If a Peer Group company is acquired by a non-Peer Group company, the acquired company is disregarded. A Peer Group company which becomes bankrupt or insolvent during the Performance Period shall be deemed to have Return On Average Tangible Common Equity of negative 100%. The Compensation Committee, in its discretion, may adjust the Peer Group if it determines that the Peer Group is of insufficient size for comparison to the Company due to mergers, acquisitions, or other events involving Peer Group companies during the Performance Period.

“Return On Average Tangible Common Equity” shall mean net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity for the Performance Period. The Compensation Committee will determine Return On Average Tangible Common Equity for the Company and the Peer Group using data reported by SNL Financial LC or such other information which the Compensation Committee determines to be appropriate.

“Tangible Book Value per share” shall mean the total equity of the Company, less good will and any other intangibles, divided by the number of outstanding shares of the Company’s common stock.